Exhibit 99.1

MIDDLESEX WATER ANNOUNCES

FINANCIAL RESULTS FOR THIRD QUARTER 2022

➢	Quarterly operating revenue up 19.7%
➢	Net Income up 24.5%
➢	Company Marks 50th Consecutive Year of Dividend Increases

ISELIN, NJ October 28, 2022 Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported third quarter diluted earnings per share of $0.80, as compared to $0.65 per share for the same period in 2021. Net income increased $2.8 million to $14.3 million.

Third Quarter Results

Consolidated operating revenues for the three months ended September 30, 2022 increased $7.9 million to $47.7 million compared to the same period in 2021. The increase in revenues were primarily due to:

•	$7.6 million increase in the Middlesex System in New Jersey due to the New Jersey Board of Public Utilities (“NJBPU”) approved January 1, 2022 base rate increase and higher weather-driven customer demand; and
•	$0.6 million increase related to customer growth in our Delaware systems and higher weather-driven demand, partially offset by a 6% rate reduction effective September 1, 2022.

Operation and maintenance expenses for the three months ended September 30, 2022 increased $1.4 million from the same period in 2021, primarily due to higher main break activity in our Middlesex System and increased labor and employee benefits costs, as well as increased transportation costs due to higher fuel prices.

Income Taxes for the third quarter of 2022 increased $3.0 million from the same period in 2021 due to improved operating results and the expiration of income tax benefits associated with the adoption of Internal Revenue Service (“IRS”) tangible property regulations. Middlesex was required by the NJBPU to account for the benefit of adopting these regulations over 48 months beginning in 2018.

“We remain focused on delivering high quality drinking water to our customers, on maintaining the safety and security of our employees and facilities and on investing in infrastructure and technologies that further enhance our ability to respond to new environmental challenges and increasingly stringent regulations,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll. “We were pleased to recently dedicate our new ozone treatment facility in New Jersey and we continue to upgrade other critical utility infrastructure in both New Jersey and Delaware,” added Mr. Doll.

Nine Month Results

Consolidated operating revenues for the nine months ended September 30, 2022 were $123.6 million, an increase of $14.5 million from the same period in 2021. Revenues in our Middlesex System increased $15.7 million due to the NJBPU-approved January 1, 2022 base rate increase and higher weather-driven customer demand. In our Delaware system, revenues increased $1.2 million due to customer growth and a one-time customer credit issued in the first quarter of 2021 partially offset by a 6% rate reduction effective September 1, 2022. Also impacting nine month results was the sale of our regulated Delaware wastewater subsidiary, which reduced revenues by $2.0 million.

For the nine months ended September 30, 2022, diluted earnings per share were $1.99 as compared to $1.66 for the same period in 2021.

Operation and maintenance expenses for the nine months ended September 30, 2022 increased $3.7 million from the same period in 2021 primarily due to higher weather-related main break activity in our Middlesex System and higher labor and employee benefits costs.

Income taxes for the nine months ended September 30, 2022 increased by $6.8 million from the same period in 2021, due to improved operating results, the gain on the sale of our regulated Delaware wastewater subsidiary and the expiration of income tax benefits associated with the adoption of IRS tangible property regulations.

As previously announced, Middlesex’s Board of Directors declared a cash dividend of $0.3125 per common share, which represents a 7.76% increase over the dividend declared in July of 2022. The increase raises the annual dividend rate to $1.25 from $1.16 per share of common stock and marks the Company’s 50th consecutive year of dividend increases. The dividend is payable on December 1, 2022 to all shareholders of record as of November 16, 2022.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws regarding Middlesex Water Company “MSEX” or the “Company”, its financial condition, and its results of operations that reflect the Company’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provides a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases, and include statements relating to the Company’s beliefs or expectations regarding its future performance, strategic plans and cash flows, as well as any other statements that do not directly relate to any historical or current facts. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Operating Revenues	$47,732	$39,874	$123,611	$109,117

Operating Expenses:
Operations and Maintenance	20,312	18,950	59,007	55,265
Depreciation	5,814	5,504	17,107	15,523
Other Taxes	5,031	3,996	13,543	11,456

Total Operating Expenses	31,157	28,450	89,657	82,244

Gain on Sale of Subsidiary	—	—	5,232	—

Operating Income	16,575	11,424	39,186	26,873

Other Income (Expense):
Allowance for Funds Used During Construction	627	344	1,553	2,376
Other Income (Expense), net	1,412	744	4,185	2,308

Total Other Income, net	2,039	1,088	5,738	4,684

Interest Charges	2,355	2,101	6,574	5,910

Income before Income Taxes	16,259	10,411	38,350	25,647

Income Taxes	1,968	(1,065)	3,092	(3,658)

Net Income	14,291	11,476	35,258	29,305

Preferred Stock Dividend Requirements	30	30	90	90

Earnings Applicable to Common Stock	$14,261	$11,446	$35,168	$29,215

Earnings per share of Common Stock:
Basic	$0.81	$0.65	$2.00	$1.67
Diluted	$0.80	$0.65	$1.99	$1.66

Average Number of
Common Shares Outstanding :
Basic	17,628	17,491	17,583	17,485
Diluted	17,743	17,606	17,698	17,600